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                                                              EXHIBIT 10 (xxvii)

================================================================================

                   SINO-FOREIGN EQUITY JOINT VENTURE CONTRACT

                                       FOR

             COOPER CHENGSHAN (SHANDONG) PASSENGER TIRE COMPANY LTD.

                                  BY AND AMONG

                SHANDONG CHENGSHAN TIRE COMPANY LIMITED BY SHARES

                                       AND

                 COOPER TIRE INVESTMENT HOLDING (BARBADOS) LTD.

                                       AND

                         JOY THRIVE INVESTMENTS LIMITED

================================================================================

                                OCTOBER 27, 2005

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                                TABLE OF CONTENTS
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CHAPTER                                                                   PAGE
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
CHAPTER 1   DEFINITIONS.................................................    1
CHAPTER 2   PARTIES TO THE CONTRACT.....................................    1
CHAPTER 3   ESTABLISHMENT OF THE JOINT VENTURE..........................    2
CHAPTER 4   PURPOSE, BUSINESS SCOPE AND SCALE OF THE JOINT VENTURE......    3
CHAPTER 5   TOTAL INVESTMENT AND REGISTERED CAPITAL.....................    3
CHAPTER 6   REPRESENTATIONS AND WARRANTIES..............................    5
CHAPTER 7   RESPONSIBILITIES OF THE PARTIES.............................    7
CHAPTER 8   BOARD OF DIRECTORS..........................................    9
CHAPTER 9   OPERATION AND MANAGEMENT....................................   13
CHAPTER 10  LABOR MANAGEMENT............................................   15
CHAPTER 11  FINANCIAL AFFAIRS AND ACCOUNTING............................   16
CHAPTER 12  PROFIT DISTRIBUTION.........................................   17
CHAPTER 13  TAXATION AND INSURANCE......................................   18
CHAPTER 14  PURCHASE OF MATERIALS AND SALE OF PRODUCTS..................   18
CHAPTER 15  CONFIDENTIALITY AND NON-COMPETE.............................   19
CHAPTER 16  DURATION, TERMINATION AND LIQUIDATION.......................   21
CHAPTER 17  BREACH OF CONTRACT..........................................   26
CHAPTER 18  FORCE MAJEURE...............................................   26
CHAPTER 19  DISPUTE RESOLUTION..........................................   26
CHAPTER 20  GOVERNING LAW & CHANGE OF LAW...............................   27
CHAPTER 21  EFFECTIVE DATE OF THE CONTRACT..............................   28

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
CHAPTER 22  MISCELLANEOUS PROVISIONS....................................   28
APPENDIX 1  DEFINITIONS AND INTERPRETATION
APPENDIX 2  CAPITAL CONTRIBUTION SCHEDULE
APPENDIX 3  ASSET PURCHASE AGREEMENT
APPENDIX 4  AGREEMENT ON LABOR/PERSONNEL ISSUES
APPENDIX 5  OFFICE, SINGLE-WORKER DORMITORY AND
            EMPLOYEE CAFETERIA LEASE AGREEMENT

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                          EQUITY JOINT VENTURE CONTRACT

This Sino-foreign Equity Joint Venture Contract (this "CONTRACT") is made and entered into in the People's Republic of China ("CHINA" or "PRC") on this 27th. day of October, 2005, in accordance with the PRC Sino-foreign Equity Joint Venture Law (the "JOINT VENTURE LAW") and other relevant PRC laws and regulations, by and among:

(1) SHANDONG CHENGSHAN TIRE COMPANY LIMITED BY SHARES, a company limited by shares duly organized and existing under the laws of the PRC with its legal address at No. 98, Nanshan Road North, Rongcheng City, Shandong Province, PRC ("PARTY A");

(2) COOPER TIRE INVESTMENT HOLDING (BARBADOS) LTD., a company duly organized and existing under the laws of Barbados with its legal address at Whitepark House, White Park Road, Bridgetown, Barbados ("PARTY B"); and

(3) JOY THRIVE INVESTMENTS LIMITED, a company duly organized and existing under the laws of British Virgin Islands with its legal address at P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands ("PARTY C").

(Each party is hereinafter individually referred to as a "PARTY" and collectively as the "PARTIES".)

In accordance with the principles of equality and mutual benefit, the Parties have held friendly negotiations in relation to the terms and conditions for establishing a Sino-foreign equity joint venture.

NOW, THEREFORE, the Parties hereby agree as follows:

                              CHAPTER 1 DEFINITIONS

Unless the terms or context of this Contract provide otherwise, capitalized terms used herein without definition have the meanings assigned to them in Appendix 1 attached to this Contract.

                        CHAPTER 2 PARTIES TO THE CONTRACT

2.1  The Parties. The Parties to this Contract are as follows:

     (1) Party A:                       Shandong Chengshan Tire Company Limited
                                        by Shares

         Country of Registration:       PRC

         Legal Address:                 No. 98, Nanshan Road North, Rongcheng
                                        City, Shandong Province, PRC

         Current Legal Representative:  Che Hong-Zhi

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         Nationality:                   Chinese

     (2) Party B:                       Cooper Tire Investment Holding
                                        (Barbados) Ltd.

         Country of Registration:       Barbados

         Legal Address:                 Whitepark House, White Park Road,
                                        Bridgetown, Barbados

         Current Legal Representative:  Harold C. Miller

         Nationality:                   U.S.A

     (3) Party C:                       Joy Thrive Investments Limited

         Country of Registration:       British Virgin Islands

         Legal Address:                 P.O. Box 957, Offshore Incorporations
                                        Center, Road Town, Tortola, British
                                        Virgin Islands

         Current Legal Representative:  Nuansir Sirisuwat

         Nationality:                   Thailand

                  CHAPTER 3 ESTABLISHMENT OF THE JOINT VENTURE

3.1 Establishment of the Joint Venture. In accordance with the Joint Venture Law and other relevant PRC laws and regulations, the Parties hereby enter into this Contract for the establishment of the Joint Venture as a Sino-foreign equity joint venture in the form of a limited liability company.

3.2   Joint Venture Name, Legal Address.

      (1) The name of the Joint Venture in English is "Cooper Chengshan (Shandong) Passenger Tire Company Ltd." The name of the Joint Venture in Chinese is [CHINESE CHARACTERS]

      (2) The legal address of the Joint Venture is No. 99, West Qingshan Road , Rongcheng City, Shandong Province, PRC.

3.3 Limited Liability Company. The Joint Venture shall be organized as a company with limited liability under PRC law, liable for its own debts with its own assets. The liability of each Party shall be limited to the amount of the Registered Capital expressly subscribed by such Party according to Article 5.2 hereof. No Party shall be obligated at any time to provide any funds to, or on behalf of, the Joint Venture by way of capital contribution, loan, advance, guarantee or otherwise, except as specifically provided in this Contract, or as otherwise agreed to in writing by the Parties. The Parties shall not be liable for the debts of the Joint Venture, unless otherwise specifically agreed in writing

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      between a particular creditor and the Party or Parties concerned. Subject to the terms and conditions of this Contract, the profits, risks and losses of the Joint Venture shall be shared by the Parties in proportion to their respective contributions to the Registered Capital.

3.4 PRC Law. The activities of the Joint Venture shall be governed by, and its legal rights and operational autonomy shall be protected in accordance with, the laws and regulations of the PRC.

        CHAPTER 4 PURPOSE, BUSINESS SCOPE AND SCALE OF THE JOINT VENTURE

4.1 Purpose of Joint Venture. The purpose of the Joint Venture is to fully initiate advantages of the Parties so as to enhance production technical standard, to promote high quality products, to produce internationally reputable products, to apply brand-new operation concept and management method, to strengthen overall capacity and competitiveness in the international market, to increase economic benefit, and to produce a satisfactory return to all investors; meanwhile, to boost the industrial level through an integration of the tire industry, to provide job opportunities in the locale, to introduce more foreign capital to the locale, and for sure to enhance the fast economic development in Rongcheng City.

4.2 Scope of Business. The Joint Venture's scope of business shall be to design, develop, manufacture, and sell half-steel radial passenger tires and half-steel radial light truck tires; provide technical support and services for such products.

4.3 Scale of Joint Venture. The tire manufacture volume of the Joint Venture shall to the extent practicable increase by 10% per year over the next three years. The Joint Venture shall from time to time introduce and utilize the international modern technology and management expertise to fully activate investment benefits.

               CHAPTER 5 TOTAL INVESTMENT AND REGISTERED CAPITAL

5.1 Total Investment and Registered Capital. The Total Investment of the Joint Venture shall be United States Dollars ninety-nine million
      (US$99,000,000). The Registered Capital of the Joint Venture shall be United States Dollars thirty-three million (US$33,000,000).

5.2 Capital Contributions. Subject to the Capital Contribution Schedule attached as Appendix 2 hereto, each Party shall contribute to the Registered Capital as follows:

      (1) Party A shall contribute all of the land use rights and buildings free of all liens and encumbrances to the Joint Venture, valued in the amount of United States Dollars eleven million five hundred fifty thousand (US$ 11,550,000), representing thirty five percent (35%) of the Registered Capital;

      (2) Party B shall contribute cash in the amount of United States Dollars sixteen million eight hundred and thirty thousand (US$16,830,000), representing fifty one percent (51%) of the Registered Capital; and

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      (3)   Party C shall contribute cash in the amount of United States Dollars four million six hundred and twenty thousand (US$4,620,000), representing fourteen percent (14%) of the Registered Capital.

5.3 Schedule for Capital Contributions. Subject to Article 5.4 below, the Parties shall contribute their respective contributions to the Registered Capital in accordance with the Capital Contribution Schedule attached as Appendix 2 hereto.

5.4 Conditions Precedent to the Contribution of Registered Capital. The Parties' contribution to the Registered Capital of the Joint Venture pursuant to Article 5.2 hereof shall be conditioned on the satisfaction of all of the following:

      (1) the Examination and Approval Authority has issued a Certificate of Approval, and any required changes to this Contract have been agreed to in writing by the Parties; and

      (2) a Business License has been granted to the Joint Venture which authorizes the full scope of business of the Joint Venture described in Article 4.2 or any required changes thereto have been agreed to in writing by the Parties.

5.5 Capital Contribution Verification and Certificate. An accountant registered in the PRC shall be engaged by the Joint Venture to verify the respective capital contributions of each Party and provide a capital verification report(s) accordingly. The Joint Venture, upon the receipt of a satisfactory capital verification report, shall issue a capital contribution certificate to the relevant Party. This certificate shall include the following items: name of the Joint Venture; the Establishment Date; the names of the Parties and the amount of their respective capital contributions; the date on which the capital contributions were made; and the date of issuance of the capital contribution certificate. Each capital contribution certificate shall be signed by the Chairman and the Vice-Chairman of the Joint Venture. The capital contribution certificates shall only certify the investment of each Party and shall not be deemed as a note or other negotiable instrument.

5.6 Financing. Subject to the terms and conditions of this Contract, to the greatest extent permitted by relevant law, the Joint Venture may finance its operations and capital needs by way of loans, including but not limited to shareholder loans, loans from such banks, other financial institutions or qualified lenders inside or outside of China and upon such terms and subject to such conditions as may be approved by the Board.

5.7 Increase of Registered Capital. The Registered Capital of the Joint Venture may be increased by a unanimous resolution of the Board, which resolution shall stipulate the timing and other terms of such increase, with such increase subject to the approval of the Examination and Approval Authority and registration with the Registration Authority. If any Party chooses not to participate in any such additional investment in the Joint Venture, any other Party or Parties shall have the option to make the additional contribution to the Joint Venture's Registered Capital and the ownership percentages of the Parties' equity in the Joint Venture shall be adjusted accordingly.

5.8   Failure to Make Contributions to Registered Capital.

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      (1)   If any Party or Parties ("BREACHING PARTY(IES)") fails to make any contribution to the Registered Capital within the period set forth in Article 5.3 (the amount due and owing is referred to as the "DEFAULT CAPITAL CONTRIBUTION"), the Breaching Party(ies) shall pay the other Parties or Party (the "NON-BREACHING Party(ies)") (in proportion to their Percentage Interests) a default penalty of 0.05% per day based on the Default Capital Contribution from the first day of the breach until the day on which the Default Capital Contribution is contributed in full by the Breaching Party(ies).

      (2) Notwithstanding the foregoing, if the Breaching Party(ies) fails to make the Default Capital Contribution for more than 30 days, the Non-Breaching Party(ies) shall have the right to determine, in accordance with the applicable laws and regulations, to:

            (i) make the additional contribution to satisfy the amount of the Registered Capital of the Joint Venture, so as to increase the Percentage Interest(s) of the Non-Breaching Party(ies) and dilute the Percentage Interest(s) of the Breaching Party(ies) accordingly; or

            (ii) terminate this Contract in accordance with Article 16.2, subject to the approval of the Examination and Approval Authority.

      (3) The provisions of this Article 5.8 shall not prejudice any other rights or remedies the Non-Breaching Party(ies) may have under this Contract or under applicable laws and regulations with respect to the failure of the Breaching Party(ies) to contribute capital.

5.9 Transfer of Equity Interests. If one Party wishes to transfer all or part of its Percentage Interest in the Joint Venture to any third party, it shall obtain the written consent of (including waiver of preemptive rights by) the other Parties, and the transfer shall be presented to the Examination and Approval Authority for approval.

5.10 Assets Transfer. On the date of this Contract, Party A and the Joint Venture shall enter into an asset purchase agreement (the "ASSET PURCHASE AGREEMENT") in substantially the form attached as Appendix 3 hereto for any existing assets of Party A in respect of the business specified in
      Article 4.2 hereof, as identified by the Joint Venture and Party A, to be transferred to the Joint Venture.

                    CHAPTER 6 REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. Each Party hereby represents and warrants that, as of the date of this Contract and as of a date on which a Party makes a capital contribution to the Joint Venture in accordance with
      Article 5.2 herein, it:

      (1) has the capacity and authority to enter into this Contract and to perform its obligations hereunder, and is duly organized and validly existing under the laws of the PRC in the case of Party A, and under the laws of Barbados in the case of Party B, and under the laws of British Virgin Islands in the case of Party C;

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      (2)   is not a party to, bound by or subject to any contract, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by such Party of this Contract or the performance by such Party of any of the terms of this Contract, or which restricts such Party from entering into this Contract or performing its obligations and abiding by the terms hereunder;

      (3) has duly authorized, executed and delivered this Contract and that this Contract constitutes a legal, valid and binding obligation enforceable in accordance with its terms;

      (4) will contribute or transfer assets in a manner which does not conflict with, violate or result in a breach of, any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality or any arbitrator, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon such assets;

      (5) freely enters into this Contract and has not and will not hereafter incur any obligations or commitments of any kind which would in any way hinder or interfere with its acceptance or performance of its obligations hereunder; and

      (6) (i) has carefully read the entire Contract including the Appendices hereto; (ii) fully understands all of the terms, conditions, restrictions and provisions set forth in this Contract, (iii) agrees that the terms, conditions, restrictions and provisions herein are necessary for the reasonable and proper protection of the business of the Joint Venture and the other Parties, and (iv) acknowledges that each such term, condition, restriction and provision is fair and reasonable with respect to the subject matter thereof.

6.2 Representations and Warranties in Respect of Party A's Assets. In respect of Party A's existing assets relating to the business specified in Article
      4.2 hereof, Party A represents, warrants and undertakes to Party B and Party C, as of the date of this Contract and as of the Closing Date (as such term defined in the Asset Purchase Agreement), those representations, warranties and undertakings set forth in the Asset Purchase Agreement are true and accurate in material way.

6.3   Cure and Indemnification Obligations.

      (1) In case of any breach of the Contract by any Party, it shall, in accordance with the direction of any non-breaching Party within thirty (30) days after receiving a notice of such non-breaching Party concerning any breach, take all necessary actions to cure such breach.

      (2) Each Party agrees to indemnify and hold the other Parties and the Joint Venture harmless from and against any and all claims, losses, damages, and costs arising out of any of its breach of any of its covenants or representations and warranties contained herein, including reasonable attorneys' fees incurred in connection with the enforcement of this Contract or the undertaking of any necessary legal actions or responses involving any third parties.

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                    CHAPTER 7 RESPONSIBILITIES OF THE PARTIES

7.1 Party A's Responsibilities. In addition to its other obligations under this Contract, Party A shall be responsible for the following matters:

      (1) Providing capital contributions in accordance with the terms and conditions of this Contract and the Capital Contribution Schedule attached as Appendix 2 hereto;

      (2) Using its best endeavors (acting at all times in close consultation with Party B and Party C) to assist the Joint Venture to:

            (a) obtain all necessary governmental approvals and completing all required registrations for the establishment and operation of the Joint Venture;

            (b) liaise with PRC national, provincial, municipal or local governmental authorities and other relevant institutions or organizations;

            (c) obtain the most preferential tax, customs, foreign exchange and other favorable treatment that are or may become available to the Joint Venture and/or the Parties under relevant national and local laws and regulations of the PRC; and

            (d) procure necessary equipment, materials, articles for office use, means of transportation, telecommunications facilities and other public utilities, in accordance with the Joint Venture's request.

      (3) Using its best endeavors (acting at all times in close consultation with Party B and Party C) to assist the Joint Venture to register with the relevant tax bureau, to open such foreign exchange and RMB bank accounts, assist the Joint Venture with all required foreign exchange approvals, and assist the Joint Venture in applying for all approvals required to remit to Party B and Party C in foreign exchange distributable profits and all other payments required to be paid to Party B and/or Party C;

      (4) Providing necessary assistance to the Joint Venture in recruiting suitable management personnel, technical personnel and other necessary employees to be employed by the Joint Venture;

      (5) Assisting the Joint Venture to contact banks and other financial institutions inside the PRC and hold discussions with them with respect to the raising of any loans required by the Joint Venture;

      (6) Assisting foreign workers, staff, and personnel (including Directors, managers, technicians, and contractors appointed or selected by Party B and/or Party C) in obtaining PRC visas and work permits for travel to China directly related to the operation of the Joint Venture if requested by Party B and/or Party C;

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      (7)   Causing Chengshan Group to enter into the lease agreements in substantially the form attached as Appendix 5 hereto in respect of the office space, single-worker dormitories and employee cafeteria with the Joint Venture, pursuant to which Chengshan Group, at the discretion and request of the Joint Venture, shall lease the office space, single-worker dormitory and employee cafeteria to the Joint Venture as necessary for normal and effective use and operation of the Joint Venture.

      (8) Executing and performing, in accordance with the terms therein, the various Supplementary Contracts to which it is a party;

      (9) Be responsible for any environmental pollution, fines, charges or losses caused by it prior to the Establishment Date, and indemnify the Joint Venture for any financial burden and/or losses arising out of any contamination caused by Party A prior to the Establishment Date; and

      (10) Assisting with and carrying out other relevant matters as may be reasonably requested by the Board from time to time.

7.2 Responsibilities of Party B. In addition to its other obligations under this Contract, Party B shall be responsible for the following matters:

      (1) Providing capital contributions in accordance with the terms and conditions of this Contract and the Capital Contribution Schedule attached as Appendix 2 hereto;

      (2) Providing any necessary assistance to the Joint Venture's recruitment of suitable expatriate management personnel, technical personnel and other necessary expatriate employees to be employed by the Joint Venture on the basis of merit;

      (3) Assisting the Joint Venture to contact banks and other financial institutions outside of the PRC and hold discussions with them with respect to the raising of any foreign exchange loans required by the Joint Venture;

      (4)   Assisting the Joint Venture in training key staff and employees;

      (5) Seconding relevant management personnel, technical personnel and other necessary staff to work for the Joint Venture as per the Joint Venture's request;

      (6) To the extent practicable, providing internationally advanced technology to the Joint Venture; and

      (7) Assisting with and carrying out other relevant matters requested by the Joint Venture from time to time.

7.3 Responsibilities of Party C. In addition to its other obligations under this Contract, Party C shall be responsible for the following matters:

      (1) Providing capital contributions in accordance with the terms and conditions of this Contract and the Capital Contribution Schedule attached as Appendix 2 hereto; and

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      (2)   Assisting with and carrying out other relevant matters requested by the Joint Venture from time to time.

7.4 Execution of Supplementary Contracts. Before the Establishment Date, the Parties may jointly sign the Supplementary Contracts on behalf of the Joint Venture. After the Establishment Date, all Supplementary Contracts signed by the Parties shall be ratified by the Board in accordance with the procedures set forth herein and in the Joint Venture's Articles of Association and formally executed by the legal representative of the Joint Venture. Each Party shall be bound by the relevant Supplementary Contracts to which it is a contracting party on his own behalf, provided that, however, no Party shall incur any liability or assume any obligations solely as a result of its signing of any Supplementary Contracts on behalf of the Joint Venture before the Establishment Date.

7.5 Related Party Transactions. The Parties shall procure that all related party transactions with respect to the Joint Venture shall be transparent to the Parties and be conducted on an arm's length basis. Any significant purchases (including purchases of raw materials but excluding Products) by the Joint Venture from Party B or its Affiliates shall be sold by Party B or its Affiliates to the Joint Venture at cost, unless otherwise agreed by the Parties. The Vice General Manager or another member of the senior management team nominated by Party A, and either the General Manager or another member of the senior management team nominated by Party B shall approve all related party purchases.

                          CHAPTER 8 BOARD OF DIRECTORS

8.1   Formation of the Board.

      (1) The Board shall be the highest authority of the Joint Venture. It shall discuss and determine all strategic business and financial issues and operational issues of the Joint Venture in accordance with the provisions of this Contract and the Articles of Association.

      (2) The Board shall consist of seven (7) Directors, of which two (2) shall be appointed by Party A, four (4) shall be appointed by Party B, and one (1) shall be appointed by Party C. At the time this Contract is executed and when replacement Directors are appointed, the Parties shall notify one another in writing of the names and addresses of its appointees, together with a brief curriculum vitae and a list of other official functions, if any, that the relevant appointees will concurrently carry out for the Joint Venture. Each Party shall cause the Directors appointed by it to perform the obligations specified in this Contract and as required under relevant PRC laws and regulations.

      (3) Directors shall each be appointed for terms of four (4) years, and may serve consecutive terms if reappointed by the Party originally appointing such Director.

      (4) Any Party may, at any time with or without cause, remove and replace a Director that it has appointed by written notice to the Joint Venture and to the other Party. If a seat on the Board is vacated due to the retirement, resignation, illness, disability or death of a Director or by the removal of such Director by the

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            original appointing Party, the Party which originally appointed such
            Director shall appoint a successor to serve the remainder of such Director's term.

      (5) If either Party or the Board has reason to believe that a Director has materially breached his/her duties as a Director (provided such breach appear to be supported by reasonable grounds as determined by a simple majority of the Directors), or has been convicted of committing an act or omission constituting fraud, theft, embezzlement or other violations of relevant PRC law, the Board may remove the relevant Director immediately. Following any such removal, the Party that originally appointed the relevant Director shall appoint a successor to serve the remainder of such Director's term.

8.2   Chairman and Vice Chairman of the Board.

      (1) The Board shall have one (1) Chairman and one (1) Vice Chairman. A Director appointed by Party B shall serve as Chairman of the Board, and a Director appointed by Party A shall serve as Vice Chairman of the Board.

      (2) The Chairman of the Board shall be the sole legal representative of the Joint Venture. The Chairman shall perform his or her duties and responsibilities within the scope of authority delegated by the Board, and in accordance with this Contract and relevant PRC laws. Without prejudice to Article 8.1(4) above, when the Chairman is temporarily unable to perform his or her responsibilities, he or she may designate in writing the Vice Chairman or any other Director to represent the Joint Venture in such capacity within such temporary period.

8.3   Powers of the Board.

      (1) Each Director shall have one vote on any matter subjected to Board vote. Neither the Chairman nor the Vice-Chairman, in their capacity as such, shall be entitled to have any extra vote in any meeting of the Board. This provision is without prejudice to Article 8.4(6) on proxies.

      (2) The quorum necessary for a meeting of the Board shall be two thirds (2/3) of the Directors. This requires at least five (5) directors to be in attendance for a quorum.

      (3) The following matters require a decision by the Board supported by the affirmative vote of all Directors present and eligible to vote (or represented in accordance with Article 8.4(6) in a duly constituted meeting of the Board or as per Article 8.4(9):

            (a)   any amendment of the Articles of Association;

            (b)   termination of this Contract;

            (c)   dissolution of the Joint Venture;

            (d) increase or decrease of the Registered Capital of the Joint Venture;

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            (e)   amalgamation or merger of the Joint Venture with any other company, association, partnership or legal entity; and

            (f) division or change in the form of legal organization of the Joint Venture.

      (4) The following matters require a decision by the Board supported by the affirmative vote of two thirds (2/3) of the Directors present and eligible to vote (or represented in accordance with Article 8.4(6) in a duly constituted meeting of the Board or as per Article 8.4(9):

            (a)   overall macro business strategy;

            (b)   derivation from profit distribution plan set forth in Article
                  12;

            (c)   the Joint Venture's external guarantee;

            (d) major assets disposal (defined as assets with a net book value greater than Five Million United States Dollars
                  (US$5,000,000));

            (e) selection of the External Financial Auditor with the restriction that the selected Auditor must be one of the Big Four; and

            (f) approval of financial control and financial reporting / accounting policies (must be in compliance with Chinese law and applicable U.S. law)

      (5) The Parties agree that all matters except those listed in Article 8.3(3) and Article 8.3(4) above can be decided by the Board supported by a simple majority of Directors present and eligible to vote (or represented in accordance with Article 8.4(6)) in a duly constituted meeting of the Board or as per Article 8.4(9).

      (6) The Board shall by resolution supported by a simple majority of Directors formally authorize the General Manager and/or other Persons with necessary powers to implement decisions of the Board in accordance with this Contract, and, more generally, to conduct the day-to-day business of the Joint Venture in accordance with the then current business plan.

      (7) The Board shall adopt rules and procedures regarding (a) provision of guarantee or security by the Joint Venture to any Person, (b) creation of any security interest on any property of the Joint Venture, (c) custody of the Joint Venture's chops, and (d) such other matters as the Board deems necessary.

8.4   Board Meetings.

      (1) Board meetings shall be held at least twice (2) a year. Meetings shall be held at the registered address of the Joint Venture or such other address in China or abroad as may be agreed by the Board. The first Board meeting shall be held no later than sixty (60) days after the Establishment Date.

      (2) The agenda for Board meetings shall be determined by the Chairman of the Board, but shall include in any event the items proposed by other members of the Board.

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      (3)   Board Meetings shall require prior written notice to all Directors of not less than four (4) weeks (unless otherwise agreed unanimously by all the Directors) setting forth the date, time, place and agenda. Directors may waive their right to receive prior written notice of any meeting.

      (4) Upon the written notice of the Chairman of the Board or upon written request of one third (1/3) or more of the Directors of the Joint Venture specifying the matters to be discussed, the Chairman of the Board shall within thirty (30) days convene an interim meeting of the Board, provided that a quorum will be present for such an interim meeting, whether in person or by proxy.

      (5) The Chairman is responsible for convening and presiding over all Board meetings. If the Chairman is unable to convene and/or preside over a Board meeting, the Vice Chairman or a Director designated in writing by the Chairman shall convene and/or preside over such Board meeting.

      (6) Board meetings may be attended by Directors in person, by telephone or video conference, provided, however, that if a Director is unable to participate in a Board meeting, he/she shall issue a written proxy authorizing another Director or individual to attend the meeting on his/her behalf. A Director or other individual so entrusted shall have the same rights and powers as the Director who issued the proxy.

      (7) Board meetings shall be duly convened if a quorum is constituted in attendance, in person or by proxy. In the event that the Directors appointed by any Party fail to attend a Board meeting resulting in a lack of a quorum, and such failure to attend is due to a dispute between the Directors or Parties, such Party shall be deemed to be in breach of this Contract, and Article 17 will become applicable. If after two attempts to convene Board meetings that are not achieved due to the lack of a quorum, a Board meeting may be convened with a simple majority of Directors (provided such policy only applies to the face-to-face Board meetings).

      (8) For the purpose of this clause, if a written resolution is executed in identical counterparts, such signed counterparts shall together be deemed to constitute a single resolution, effective on the day the last Director signs the relevant counterpart.

      (9) Notwithstanding any other provisions herein, Board resolutions may be adopted by written consent by the Board in lieu of a meeting if the relevant resolutions are sent to all Directors and the resolutions are affirmatively signed and adopted by all Directors. Such written Board resolutions may consist of several counterparts in identical form each signed by one or more of the Directors. Such written Board resolutions shall be filed with the Board meeting minutes and shall have the same force and effect as a Board resolution adopted at a duly constituted and convened Board meeting.

      (10) Board meetings shall be held in English and Chinese and all Board minutes and Board resolutions and agendas and other Board meeting documents shall be prepared and provided in both English and Chinese. The Chairman shall cause complete and accurate minutes (in English and Chinese versions) to be kept of all

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            meetings (including meeting notices) and of matters addressed or raised at such meetings. Minutes of all Board meetings shall be circulated to all Directors promptly after each meeting. Any Director who wishes to propose any amendment or addition to the meeting minutes shall submit the same in writing to the Chairman not later than fifteen (15) days after receipt of the minutes, and the Chairman shall circulate such proposal to all the Directors. Any Director who wishes to object to the proposed amendment to the minutes shall submit the same in writing to the Chairman and all other Directors not later than fifteen (15) days after receipt of the proposed amendment, otherwise such proposed amendment shall be adopted and the minutes shall be amended accordingly. If the proposed amendment and relevant objection are not resolved within thirty (30) days of the Chairman's receipt of such objection, neither the proposal nor the objection shall be adopted but both would be noted as an attachment to the minutes. All Directors shall sign each page of the final minutes within sixty (60) days after receipt of same, and return such signed copy to the Joint Venture. The original minutes shall be kept on file with the Joint Venture and shall be available to any Director or their proxies for inspection or copying at any reasonable time.

      (11) No remuneration shall be paid by the Joint Venture to any of its Directors in his/her capacity as such; provided, however, that in the event that a Director is concurrently an officer of the Joint Venture, such Director shall be entitled to remuneration for his/her service as an officer only. A Director may recover from the Joint Venture such expenses as are reasonably and properly incurred in connection with his/her attending the Board meetings or other activities of the Joint Venture where his/her presence is required. The Board shall establish a policy to implement this subsection.

                       CHAPTER 9 OPERATION AND MANAGEMENT

9.1 Operation Principle. The Joint Venture will through the technical exchange of the Parties constantly boost production technical level to reach an international modern level, including product design, manufacture process, testing method, material recipe, quality standard and personnel training. The Joint Venture will constantly exert efforts on technical reform based on the current production equipment, in order to enhance capability of product line and automatization, satisfy the technical requirement and the needs to promote the product grade.

9.2   Management Organization

      (1) The Joint Venture shall establish an operation and management team to be responsible for the Joint Venture's daily operation and management. Such team shall include the General Manager and such other personnel as determined by the Board of Directors (the "MANAGEMENT PERSONNEL").

      (2) The General Manager shall be appointed by the Board upon the nomination of Party B and the Joint Venture Controller ("JV CONTROLLER") shall be appointed by the Board upon the nomination of Party A. Each of the Management Personnel shall be appointed or removed by the General Manager, except that the Vice General Manager and JV Controller shall be appointed or removed by the Board. Any of the Management Personnel shall handle matters delegated to him or her

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            by the General Manager and shall be responsible to the General
            Manager for the efficient implementation of such responsibilities.

      (3) In the event that the General Manager, Vice General Manager or JV Controller is found incompetent, commits graft or serious dereliction of duty, he/she shall be dismissed by the Board.

9.3   Responsibilities of Management Personnel

      (1) The responsibility of the General Manager shall be to carry out the various resolutions of the Board and to organize and direct the daily operation and management of the Joint Venture. The General Manager may consult with the Vice General Manager in dealing with material matters, but the General Manager shall have the authority to make final decisions.

      (2) Subject to the terms and conditions imposed by the Board, the JV Controller shall be in charge of the day-to-day financial operations of the Joint Venture under the supervision of the General Manager, shall assist the General Manager in preparation of the documents set out in Article 9.3(5)(a)(1) below, and shall carry out the decisions of the Board and General Manager.

      (3) If the General Manager or any other Management Personnel intends to resign from his or her position, such person shall be required to submit the resignation notice to the Board at least thirty (30) days prior to the intended departure date.

      (4) The General Manager shall, within the scope of the authority conferred upon him/her by the Board, represent the Joint Venture in dealings with other parties, and appoint and dismiss subordinates.

      (5) The General Manager shall be responsible for preparation of following documents (all in both Chinese and English languages):

            (a) he/she shall prepare for submission to the Board for review and approval, and upon such approval shall implement, the following:

                  (i) an annual operating plan, operating budget, marketing and sales budget, financial budget, business and sales performance targets for the Joint Venture;

                  (ii) the organizational and managerial rules of the Joint Venture;

                  (iii) any other documents or plans for the Joint Venture that are deemed necessary by the Board.

            (b) he/she shall submit any major revisions to such budgets, plans or manuals for the Joint Venture to the Board for review and approval prior to their implementation.

      (6) The General Manager shall submit a quarterly production and sales report and quarterly financial statements for the Joint Venture to the Board. Such reports

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            and statements shall be submitted in both Chinese and English languages within thirty (30) days following the close of the quarter to which such a report relates.

      (7) When the General Manager is unable to carry out his duties, the Vice General Manager may serve as the acting General Manager until a new General Manager or acting General Manager is appointed by the Board upon the nomination of Party B in the next Board meeting convened in accordance with Article 8.4 herein.

      (8) The General Manager and all other Management Personnel and working personnel of the Joint Venture shall be required not to disclose any commercial secrets or trade secrets of the Joint Venture.

9.4   Qualifications of Management Personnel

      (1) The General Manager and the other Management Personnel shall be skilled and qualified as for the management of the Joint Venture, and meet other qualifications and the performance criteria established by the Board.

      (2) Compensation and other terms and conditions of employment for the General Manager and other Management Personnel shall be determined by the Board and provided in the employment contracts signed between the relevant individual and the Joint Venture. The Joint Venture shall bear the salary as well as proper compensation package of expatriate employees (if any).

                           CHAPTER 10 LABOR MANAGEMENT

10.1 Governing Principle. Matters relating to the recruitment, employment, management, dismissal, resignation, wages, welfare benefits, subsidies, labor insurance, social security and other matters concerning the staff of the Joint Venture shall be determined by the Board in accordance with the labor and social security laws and regulations of the PRC. The General Manager shall implement plans approved by the Board.

10.2 Working Personnel. Employees of the Joint Venture shall be employed in accordance with the provisions of this Contract, the Articles of Association, and the terms and conditions of the individual employment contracts concluded with each respective employee.

10.3 Compensation. In accordance with PRC laws and regulations concerning labor compensation, the General Manager shall implement a compensation system whereby employees are compensated in accordance with their technical ability, education, performance and position.

10.4 Confidentiality and Non-compete. The Joint Venture shall enter into Non-Disclosure and Non-Compete Contracts with each of its key employees, and the terms of such contract shall be determined by the Board. The Board may require the Joint Venture to enter into similar contracts with other employees.

10.5 Labor Union. Employees of the Joint Venture may establish a labor union in accordance with the Labor Union Law of the PRC (the "LABOR UNION LAW") and other laws and

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

      regulations relating to labor union activities of foreign invested enterprises. The Joint Venture shall allocate an ascertained amount of funds to the labor union in accordance with the published and effective laws and regulations in relation to labor union, which amount shall be determined by the Board in accordance with the applicable laws and regulations in China.

10.6 Agreement on Labor/Personnel Issues. The Parties shall, at the same time of the execution of this Contract, enter into an agreement on labor/personnel issues as attached as Appendix 4 hereto to provide for the details of the labor personnel issues.

                   CHAPTER 11 FINANCIAL AFFAIRS AND ACCOUNTING

11.1  Business Plan and Financial Budget

      The Parties have agreed on the procedure to make the annual business plan and annual financial budget as follows: the Parties shall work together in the manner of from bottom to the top and for the best interest of the Joint Venture to establish the annual business plan and annual financial budget to be submitted to the Board.

11.2  Accounting System.

      (1) The Joint Venture shall maintain its books and record in accordance with accounting systems and procedures established in accordance with relevant PRC laws and regulations. Accounting systems and records in accordance with any international accounting rules preferred by Party B shall also be maintained to the full extent permitted by PRC law. The accounting systems and procedures to be adopted by the Joint Venture shall be submitted to the Board for approval. Once approved by the Board, the accounting systems and procedures shall be filed with the relevant government finance department and tax department for records. The debit and credit method, as well as the accrual basis of accounting, shall be adopted as the methods and principles for keeping accounts.

      (2) Unless this Article 11.2 provides otherwise, all accounting books and financial statements of the Joint Venture, and all routine accounting records, vouchers, etc., shall be made in both English and Chinese if necessary.

      (3) The Joint Venture shall adopt RMB as its standard bookkeeping base currency and shall also use US Dollar as supplementary bookkeeping currency. For purposes of preparing the Joint Venture's accounts and statements of the Parties' capital contributions, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be made in accordance with the applicable accounting rules and relevant PRC laws and regulations.

      (4) Monthly and annual financial statements for the Joint Venture shall be prepared in both the Chinese and English languages, and in RMB and in US Dollars. Such statements shall include at least the following: balance sheet, profit and loss statements, and cash flow statement, and shall be kept and provided to each Party and to the relevant authorities as required by relevant PRC accounting regulations, and to Party B within ten (10) days following the close of the quarter to which each of them relates to meet the relevant U.S. reporting requirement.

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11.3  Auditing.

      (1) At the expense of the Joint Venture, the Joint Venture's Auditor shall be appointed by the Board to conduct an audit of the annual financial statements and accounts of the Joint Venture. The Parties agree that the Joint Venture shall, within three (3) months after the end of a fiscal year, submit to the Parties an annual statement of final accounts (including the audited profit and loss statement, balance sheet, cash flow statement, and statement for retained earnings for the fiscal year), together with the audit reports of the Joint Venture's Auditor.

      (2) Each Party shall have the right at any time to audit the entire accounts of the Joint Venture within thirty-six (36) months from the end of the period to be audited. At the end of such audit, the Party requesting such an audit may submit queries concerning the audit to the Board. The Board shall reply in written form within sixty (60) days after receipt of the queries concerning the audit. Reasonable access to the Joint Venture's financial records shall be given to such auditor and such auditor shall keep confidential all documents under his/her audit.

      (3) When a Party conducts an audit pursuant to Article 11.3(2), it shall bear the expenses incurred and the responsibility for the appointed auditor in maintaining confidentiality of all the documents so audited.

11.4 Bank Account & Foreign Exchange Control. The Joint Venture shall open foreign exchange accounts and RMB accounts and handle foreign exchange transactions in accordance with relevant PRC laws and regulations. The Board shall determine the signatories required for any disbursements of funds from such accounts and shall establish internal control policies relating to these accounts.

11.5 Fiscal Year. The Joint Venture shall adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year. The first fiscal year of the Joint Venture shall commence on the Establishment Date and shall end on December 31 thereafter.

                         CHAPTER 12 PROFIT DISTRIBUTION

12.1 Allocation to Funds. After payment of income taxes by the Joint Venture, the Board shall determine the annual allocations from the after-tax net profits to set aside reserve funds, expansion funds and bonus and welfare funds for staff and workers in accordance with applicable PRC laws and regulations.

12.2 Dividend Policy. After payment of all payable income tax, and the allocation of funds pursuant to Article 12.1 hereof, the Board shall determine the annual dividend distribution of the Joint Venture each year. The amount of dividend to be distributed in respect of any year shall be 25% (or such higher percentage as determined by the Board) of the Joint Venture's net income after tax as reported in the audited annual financial statements of the Joint Venture for the year as provided for in Article
      11.5 above, but not to exceed the projected Free Cashflow of the Joint Venture for the immediate

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      following year. The projected Free Cashflow for the immediate following year shall be the amount of surplus cash projected to be generated by the Joint Venture in its ordinary course of business less any projected capital expenditures for that immediate following year based on the Joint Venture's operating budget as approved by the Board for that immediate following year.

      For fiscal years 2009, 2010 and 2011, a dividend in the amount of the greater of (i) the amount calculated above; or (ii) 10% of the Joint Venture's net income after tax as reported in the audited annual financial statement will be distributed. In 2011, the Parties shall review and agree the methodology of the amount of dividend distribution for subsequent fiscal years.

      For the avoidance of doubt, the Joint Venture shall not, in any circumstances, obtain any additional borrowings from any bank or other third party for the purpose of financing such dividend payment other than the 10% dividend payable in fiscal years 2009, 2010 and 2011.

      All dividends payable to Party B and Party C shall be paid in US$. The Joint Venture shall bear any loss, gain or bank charges or other fees associated with the dividends payment.

                        CHAPTER 13 TAXATION AND INSURANCE

13.1 Income Tax, Customs Duties and Other Taxes. The Joint Venture and its employees shall pay taxes pursuant to relevant PRC laws and regulations. The Joint Venture shall use its best endeavors to apply for and obtain preferential treatment, including tax and customs benefits, permitted by the law.

13.2 Insurance. The Joint Venture shall maintain, in accordance with relevant PRC law, insurance as determined by the Board from time to time to cover the Joint Venture's assets, operations and other business activities.

13.3 Product Liability Insurance. The Joint Venture shall secure and will maintain combined limits of twenty-five million U.S. dollars (US$25,000,000.00) product liability insurance for each occurrence and aggregate. Such insurance coverage shall name Cooper and its Affiliates which might be held liable for the Products of the Joint Venture as additional insureds and such insurance shall not be subject to cancellation without thirty (30) calendar days prior written notice to Cooper. A certificate of such insurance will be provided to Cooper.

              CHAPTER 14 PURCHASE OF MATERIALS AND SALE OF PRODUCTS

14.1  Purchase of Materials

      (1) In meeting its requirements for materials, equipment, components, transportation vehicles and articles for office use, the Joint Venture will at its discretion purchase such items inside or outside the PRC to the maximum extent consistent with the efficient operation and quality standards of the Joint Venture.

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      (2)   All the reasonable costs and expenses incurred by any Party in connection with the sourcing and purchase for the Joint Venture as stipulated in Article 14.1(1) shall be reimbursed by the Joint Venture.

14.2  Sale of Products

      (1) The Joint Venture shall formulate and, with the approval of the Board, adopt both domestic and international sales plans for the Products. The Joint Venture shall market, distribute and sell its Products according to a pricing policy approved by the Board. The Joint Venture may appoint distributors and sale agents in different regions inside or outside the PRC, subject to the general terms and conditions of such appointment.

      (2) In order for the convenience of distributing, marketing and selling the Products, the Joint Venture may establish branch offices inside or outside the PRC subject to authorization by the Board and the approval by the relevant authorities.

14.3  Sale of Cooper Branded Products

      The Parties hereby acknowledge that the Products to be produced by the Joint Venture and branded with the trademarks belonging to Cooper (the "COOPER BRANDED PRODUCTS") will be merely sold to and distributed by Cooper or its Affiliates.

                   CHAPTER 15 CONFIDENTIALITY AND NON-COMPETE

15.1  Confidentiality.

      (1) Except as otherwise specifically provided in this Article 15.1, neither any Party nor the Joint Venture shall divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information, and each Party and the Joint Venture shall ensure that their respective Affiliates, officers, directors, employees (including, without limitation, individuals seconded thereto), agents and contractors (collectively "REPRESENTATIVES") do not divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information. Confidential Information shall remain the exclusive and sole property of the relevant disclosing party (the "PROTECTED PARTY") and shall be promptly returned upon the request of the Protected Party.

      (2) The Parties and the Joint Venture shall only disclose or permit to be disclosed Confidential Information to those of their respective Representatives who have a need to know such Confidential Information (and then shall only disclose such portion of the Confidential Information as is necessary) in order to consummate the transactions contemplated herein and to establish or conduct the Joint Venture's business and operations in the ordinary course. Each Party and the Joint Venture shall advise its Representatives of the confidentiality provisions hereunder, shall require relevant Representatives to sign agreements substantially similar to the Non-Disclosure and Non-Compete Contract, and shall be

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            responsible to the Protected Party for any noncompliance by any such
            Representative.

      (3) In the event that any Party, the Joint Venture, or any of their respective Representatives is required by applicable law or is validly ordered by a governmental entity having proper jurisdiction to disclose any Confidential Information, the affected party shall, as soon as possible in the circumstances, provide the Protected Party with prompt prior written notice of the disclosure request or requirement, and, if requested by the Protected Party, shall furnish to the Protected Party an opinion of legal counsel that the release of all such Confidential Information is required by applicable law. The proposed disclosing party shall seek, with the reasonable cooperation of the Protected Party if necessary, a protective order or other appropriate remedy and shall exercise best efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information disclosed.

      (4) The Parties and the Joint Venture shall take all other necessary, appropriate or desirable actions to preserve the confidentiality of the Confidential Information.

      (5) This Article 15.1 and the obligations and benefits hereunder shall survive for a period of ten (10) years after the termination or expiration of this Contract or the termination, dissolution or liquidation of the Joint Venture or any of the Parties, provided that, however, any information concerning, directly or indirectly, the proprietary trade secrets of the Joint Venture or a Party shall be preserved in confidentiality and be entitled to the obligations and benefits hereunder in perpetuity.

15.2  Non-Compete.

      (1) Party A hereby specifically undertakes that it shall, and shall cause its Affiliates or related companies, to refrain from directly or indirectly engaging in, whether by itself or through any individual or entity, any activities that competes with any business or activities of the Joint Venture anywhere in the PRC, except as otherwise provided in this Contract, during the period when it holds any Interest in this Joint Venture and for a period of five (5) years after it has ceased to hold any Interest in the Joint Venture, provided, however, that Party A shall has the right to sell its inventories under Customs control outside of China within nine (9) months from the date of this Contract.

      (2) Without prejudice to the terms and conditions under this Contract, in the event that Party B or any of its Affiliates contemplates an investment in Shandong Province in a half-steel radial passenger and light truck tires manufacturing entity other than the Joint Venture during the period of Party A or its permitted successor holding any Interest of the Joint Venture, Party B or its said Affiliate will consider and support in good faith and with every best effort the opportunity for Party A or its permitted successor to participate in such investment, subject to the following conditions that:

            (a) Party B or its said Affiliate shall own majority percentage of such investment;

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            (b)   Party A or its permitted successor shall use its own fund for such investment;

            (c) the extent of Party A or its permitted successor's participation in such investment shall be agreed upon by Party B or its said Affiliate, Party A or its permitted successor and the said tire manufacturing entity where such investment will be made; and

            (d) the said investment of Party A or its permitted successor shall originate from within the territory of China.

                CHAPTER 16 DURATION, TERMINATION AND LIQUIDATION

16.1 Joint Venture Term and Extension. The term of the Joint Venture shall be fifty (50) years ("JOINT VENTURE TERM"), which shall commence on the Establishment Date. One (1) year prior to the expiration of the Joint Venture Term, the Parties may discuss the extension of such term. If the Parties agree and the Board approves, an application for such extension shall be submitted to the Examination and Approval Authority for approval no less than six (6) months prior to the expiration of the Joint Venture Term.

16.2  Termination.

      (1) Unless extended in accordance with Article 16.1, this Contract shall terminate automatically upon the expiration of the Joint Venture Term.

      (2) This Contract may be terminated at any time upon the written agreement of all of the Parties, in which case the Parties shall instruct the Directors to vote to liquidate the Joint Venture as per this Contract and the relevant laws and regulation of the PRC.

      (3) A Party (the "NOTIFYING PARTY") shall have the right to terminate this Contract by providing written notice ("TERMINATION NOTICE") to the other Parties if any of the following events occur:

            (a) one or more of the conditions specified in Article 5.4 are not met within three (3) months of the date of execution by the Parties of this Contract, and no resolution is agreed upon following consultations between the Parties to extend the Capital Contribution Schedule, or the extended Capital Contribution Schedule would go beyond the required time period under the relevant PRC laws and regulations;

            (b) a Party (not being the Notifying Party) materially breaches the obligations contained in this Contract or any Supplementary Contract to which the Party is a party or any of its representations or warranties under said contract is or becomes untrue in any material respect (the "EVENT OF DEFAULT"), and has failed to remedy such Event of Default within sixty (60) days of a written notice from the Notifying Party;

            (c) a Party (not being the Notifying Party) is or becomes a party to, bound by or held liable by any orders, decisions, judgments, awards, decrees or

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                  rulings of any courts, arbitral tribunals, governmental or regulatory agencies, as a result of such Party's breach in any way of any applicable legislation, laws, regulations, statutes, rules, guidelines, notices, or circulars of any statutory or regulatory bodies, and said breach would affect or change the intent or mind of any other Party to enter into this Contract or maintain the partnership with such Party, or would in any way hinder or interfere with the execution or delivery by any Party of this Contract or its performance of any of the terms and obligations hereof;

            (d) any Party (not being the Notifying Party) becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business (except Party A) or becomes unable to pay its debts as they come due so as to become insolvent, in which case the relevant Party shall immediately notify the other Parties in respect of such situation;

            (e) the Joint Venture becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due;

            (f) the conditions or consequences of any event of Force Majeure continue for a period of three (3) months without any equitable solution agreed to by the Parties;

            (g) a majority of the members of the Board are unable to reach an agreement on an annual operating plan, operating budget, marketing and sales budget, financial budget, business and sales performance targets for the Joint Venture or the issues not specified in the business scope of the Joint Venture as defined in Article 4.2 above and such deadlock cannot be resolved after a period of one hundred and twenty (120) days;

            (h) the Joint Venture's Business License is revoked, suspended, or amended (in a manner not agreed to in writing by the Parties) or in any other situation such that the Joint Venture is precluded or prevented from carrying out its business; or

            (i) the Joint Venture fails to obtain external finance such that the Joint Venture is substantially prevented from implementing its business plan, except if the Board decides to continue.

16.3  Subsequent Obligations

      (1) Where a Termination Notice has been served in the circumstances set out in Article 16.2(3)(b) or Article 16.2(3)(c), the non-breaching Party(ies) shall have the option, but not the obligation, to buy out the breaching Party's Percentage Interest in the Joint Venture in accordance with the following procedures:

            (a) within 30 days of the issuance of the Termination Notice, the Board of Directors shall, by a majority vote appoint an internationally recognized accounting firm or other appraiser (an "APPRAISER") to determine the Book Value of the Joint Venture, which value should not take into consideration the values of the trademarks and technologies licensed by

                  Cooper to the Joint Venture. Such Appraiser shall complete its assessment of the Book Value of the Joint Venture and notify the Parties thereof in writing within 60 days of their appointment.

            (b) upon completion of the determination of the Book Value of the Joint Venture, the non-breaching Party(ies) shall have the option to purchase the breaching Party's share of the Registered Capital of the Joint Venture at a price equal to:

                  Book Value x the breaching Party's share of the Registered Capital at the time of valuation x 80%

                  If more than one non-breaching Party exercises its option, each shall have the right to purchase a fraction of the Interest of the breaching Party equal to its Percentage Interest divided by the sum of the Percentage Interests of both non-breaching Parties.

            (c) The purchasing Party(ies) shall have the right to designate a third party enterprise to purchase all or part of the breaching Party's Percentage Interest for the price (or portion thereof) set forth in Article 16.3(1)(b) hereof.

            (d) The Parties agree to take all such steps as may be required to effect the sale of the selling Party's Interest in the Joint Venture, including obtaining all necessary government approvals for the transfer of the Interest to the purchasing Party (or its designee) and causing their respective Board appointees to approve such transfer, and executing all documents necessary or advisable to effect such transfer. If such government approvals are not obtained within ninety (90) days after the signing of the interest transfer agreement between the selling Party and the purchasing Party(ies) (or its designee), the exercise of the option shall be null and void and the Joint Venture shall be liquidated, if so proposed by a non-breaching Party, in accordance with the provisions of
                  Article 16.4 hereof. Such liquidation shall not prejudice the rights that the non-breaching Party(ies) may otherwise have against the breaching Party.

      (2) Where a Termination Notice has been served in any circumstances except as set out in Article 16.2(3)(b) and Article 16.2(3)(c), the following shall apply:

            (a) Party B shall have the right, at its sole discretion, to purchase the Percentage Interest(s) of Party A and/or Party C at a price equal to the Book Value as determined by the Auditor of such Percentage Interest(s) at the time x 80%, which value should not take into consideration the values of the trademarks and technologies licensed by Cooper to the Joint Venture. To exercise its right, Party B must provide a written notice of its intention thereof ("NOTICE") within fifteen (15) days after the Termination Notice was issued. The Parties shall then complete the sale of Percentage Interest(s) of Party A and/or Party C to Party B within the longer of the period of ninety (90) days after receipt of the Notice or fifteen (15) days after such sale of Percentage Interest(s) is duly approved by the Examination and Approval Authority and registered with the

                  Registration Authority. If Party B fails to exercise its right to purchase the Percentage Interest of either Party A or Party C, Party A and/or Party C shall have the right to purchase Party B's Percentage Interest at a price equal to the Book Value of such Percentage Interest at the time x 80%. To exercise its right, Party A and/or Party C shall provide a Notice to Party B within the 15-day period starting from the sixteenth (16th) day after the Termination Notice is issued or a later date on which Party A and/or Party C learns that Party B will not exercise its right stated above. The Parties shall then complete the sale of Party B's Percentage Interest to Party A and/or Party C within the longer of the period of ninety (90) days after receipt of the Notice or fifteen (15) days after such sale of Percentage Interest is duly approved by the Examination and Approval Authority and registered with the Registration Authority. If Party A and Party C both exercise their purchase options, each shall have the right to purchase a fraction of the Interest of Party B equal to its Percentage Interest divided by the sum of the Percentage Interests of Party A and Party C.

            (b) If no Party wishes to exercise its right to purchase the Percentage Interest(s) of other Party(ies), the Parties shall use all reasonable efforts to sell the Joint Venture as a going concern to one or more third parties, either as a single transaction or through more than one transaction. In this
                  Article 16.3(2), third parties include Affiliates. The Parties shall cooperate and cause the Directors appointed by them to cooperate in any required re-structuring of the Joint Venture prior to such sale if necessary or desirable to facilitate the same or optimize the salability of the Joint Venture and the business conducted by it and the sales proceeds for the Parties. The price and terms of such sale shall be agreed between the third party(ies) concerned and the Parties.

      (3) In the event that Party B together with any of its Affiliates cease to have any interest in the Registered Capital of the Joint Venture, each Party shall take all steps necessary to ensure that the name of the Joint Venture is immediately changed so that it no longer contains any reference to "Cooper" in English or the local Chinese language equivalent of such name.

      (4) Termination of this Contract shall not affect the rights and obligations of the Parties and the Joint Venture incurred prior to the termination or caused by such termination. If termination of this Contract is caused by a Party's breach of any of its obligations under this Contract, then such Party shall compensate the other Party(ies) and the Joint Venture for all of their losses resulting from such breach.

16.4  Liquidation.

      (1) Liquidation of the Joint Venture shall begin from the earliest of the date of liquidation approval by the relevant Examination and Approval Authority, the date on which this Contract is terminated under Article 16.2 (provided a buy-sell is not effected), the date on which the Asset Purchase Agreement is terminated under Article 5.3.1, Article 7.5.3, Article 10.2.1 or Article 12.4 thereof, or by a court or arbitration order, or the date which is 30-day prior to expiration of the Joint Venture Term.

      (2) The Board shall within fifteen (15) days from the beginning of the liquidation as provided in Article 16.4 hereof, appoint a liquidation committee that shall be entitled to represent the Joint Venture in all legal matters during the period of liquidation. The liquidation committee shall value and liquidate the Joint Venture's assets in accordance with applicable PRC laws and regulations and the principles set out herein.

      (3) The liquidation committee shall be made up of three (3) members appointed by the Board, two (2) of whom shall be recommended by Party B and one (1) of whom shall be recommended by Party A and Party C. Members of the liquidation committee in principle shall be selected from the Directors of the Joint Venture. Any Party may recommend the appointment of professional advisors to be members of or to assist the liquidation committee.

      (4) The liquidation committee shall conduct a thorough examination of the Joint Venture's assets and liabilities, on the basis of which it shall, in accordance with the relevant provisions of this Contract, develop a liquidation plan which, if approved by the Board, shall be executed under the liquidation committee's supervision. Settlement of any claim, debt or assets under liquidation shall be approved unanimously by members of the liquidation committee; failing such unanimous approval, simple majority approval by the Board shall be required.

      (5) In developing and executing the liquidation plan, the liquidation committee shall use every effort to obtain the highest possible price for the Joint Venture's assets.

      (6) The liquidation expenses, including remuneration to members of and advisors to the liquidation committee, shall be paid in accordance with the PRC law out of the Joint Venture's assets in priority to the claims of other creditors.

      (7) After the liquidation committee has settled all legitimate debts of the Joint Venture, including, if applicable, the expenses of the liquidation committee in accordance with Article 16.4 (6), any remaining assets shall be distributed to the Parties in proportion to their Percentage Interests. With respect to fixed assets distributed to the Parties, in the event that a Party intends to sell such fixed assets to a third party, the other Parties shall have the preemptive right during the liquidation period to purchase such fixed assets on the same terms and conditions and at the same price as offered to any third party.

      (8) On completion of liquidation, the liquidation committee shall prepare a liquidation report and liquidation accounting statement. The liquidation committee shall, with its unanimous approval (failing such approval, simply majority approval by the Board), appoint a certified public accounting firm to examine the report and statement and issue a verification report.

      (9) After completion of the liquidation of the Joint Venture, unless the tax authority requires otherwise, the original accounting books and other documents of the Joint Venture shall be left in the care of Party A to make and retain copies of all or any of such books and documents, after which the copies of such books and documents shall be left in the care of Party B and Party C.

                          CHAPTER 17 BREACH OF CONTRACT

In the event that a breach of contract committed by any Party to this Contract results in the non-performance of or inability to fully perform this Contract, the liabilities arising from the breach of Contract shall be borne by the Party in breach. In the event that the Parties commit a breach of Contract, each Party shall bear its individual share of the liabilities arising from the breach of Contract. Any breach of this Contract by any Party's Affiliate shall be deemed a breach by such Party. Any breach of contract committed by any Party resulting in the nonperformance of or inability to fully perform any Supplementary Contract(s) shall be deemed a breach by such Party of this Contract.

                            CHAPTER 18 FORCE MAJEURE

18.1 Scope of Force Majeure. A "FORCE MAJEURE EVENT" shall mean any event, circumstance or condition that (i) directly or indirectly prevents the fulfillment of any material obligation set forth in this Contract, (ii) is beyond the reasonable control of the respective Party, and (iii) could not, by the exercise of reasonable care, have been avoided or overcome in whole or in part by such Party. Subject to the aforementioned items (i),
      (ii) and (iii), Force Majeure Event includes, but is not limited to, natural disasters such as acts of God, earthquake, windstorm and flood, terrifying events such as war, terrorism, civil commotion, riot, blockade or embargo, fire, explosion, off-stream or strike or other labor disputes, epidemic and pestilence, material accident or by reason of any law, order, proclamation, regulation, ordinance, demand, expropriation, requisition or requirement or any other act of any governmental authority, including military action, court orders, judgments or decrees.

18.2 Notice. Should any Party be prevented from performing the terms and conditions of this Contract due to the occurrence of a Force Majeure Event, the prevented Party shall send notice to the other Parties within fourteen (14) days from the occurrence of the Force Majeure Event stating in the details of such Force Majeure Event.

18.3 Performance. Any delay or failure in performance of this Contract caused by a Force Majeure Event shall not constitute a default by the prevented Party or give rise to any claim for damages, losses or penalties. Under such circumstances, the Parties are still under an obligation to take reasonable measures to perform this Contract, so far as is practical. The prevented Party shall send notice to the other Parties as soon as possible of the elimination of the Force Majeure Event, and confirm receipt of such notice.

18.4 Consultations and Termination. Should the Force Majeure Event continue to delay implementation of this Contract for a period of more than three (3) months, the Parties shall, through consultations, decide whether to terminate or modify this Contract. Should the Force Majeure Event continue for a period of six (6) months or longer, any Party may terminate this Contract by giving notice to the other Parties in accordance with Article 16.2.

                          CHAPTER 19 DISPUTE RESOLUTION

19.1 Consultations and Arbitration. Any and all disputes, controversies or claims (the "DISPUTE") arising out of or relating to the formation, validity, interpretation,

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

      implementation or termination of this Contract, or the breach hereof or relationships created hereby shall be settled through friendly consultations. If a Dispute is not resolved through friendly consultations within thirty (30) days from the date a Party gives the other Parties written notice of a Dispute, then it shall be resolved exclusively and finally by arbitration in Hong Kong at the Hong Kong International Arbitration Center ("HKIC") in accordance with the arbitration rules of the HKIC (the "HKIC RULES") for the time being in force which rules are deemed to be incorporated by reference to this clause.

19.2 Arbitration Proceedings and Award. Any arbitration shall be heard before a tribunal consisting of three (3) arbitrators. Each side of the Dispute shall appoint one (1) arbitrator. The two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal. If the two arbitrators have not agreed on the choice of the presiding arbitrator, the presiding arbitrator shall be appointed by the Chairman of the HKIC. The language of the arbitration shall be English and Chinese. The arbitration shall be final and binding on the Parties, shall not be subject to any appeal, and the Parties agree to be bound thereby and to act accordingly. The award of the arbitrators may be enforced by any court having jurisdiction to do so. Throughout any dispute resolution and arbitration proceedings, the Parties shall continue to perform this Contract, to the extent practical, with the exception of those parts of this Contract that are under arbitration. Except as otherwise determined by the arbitration tribunal, each Party shall be responsible for its expenses incurred in connection with resolving any Dispute, but the arbitration fees shall be borne by the losing side of the Dispute.

19.3 Injunctive Relief. Notwithstanding any other provision of this Contract, each Party acknowledges that a breach of provisions on confidentiality as provided in Article 15.1 or non-competition in Article 15.2 or other obligations under this Contract may result in irreparable harm and damage to the affected Party and its Affiliates in an amount that is difficult to ascertain and that cannot be adequately compensated by a monetary award. Accordingly, in addition to any other relief to which the affected Party and its Affiliates may be entitled, such Party shall be entitled to temporary and/or permanent injunctive relief from any breach or threatened breach by the relevant Party without proof of actual damages that have been or may be caused to such Parties by such breach or threatened breach.

                    CHAPTER 20 GOVERNING LAW & CHANGE OF LAW

20.1 Applicable Law. The formation of this Contract, its validity, interpretation, execution and any performance of this Contract, and the settlement of any Disputes hereunder, shall be governed by published and publicly available laws, rules and regulations of the PRC, the applicable provisions of any international treaties and conventions to which the PRC is a party, and, if there are no published or publicly available PRC laws, rules or regulations, or treaties or conventions governing a particular matter, by general international commercial practices.

20.2 Change of Law. If any Party's economic benefits as a shareholder in the Joint Venture is adversely and materially affected by the promulgation of any new PRC laws, rules or regulations or the amendment or interpretation of any existing PRC laws, rules or regulations after the Effective Date, the Parties shall promptly consult with each other and use their best endeavors to implement any adjustments necessary to maintain each

      Party's economic benefits derived from this Contract on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted.

                    CHAPTER 21 EFFECTIVE DATE OF THE CONTRACT

21.1 Effective Date. This Contract and the Articles of Association shall become effective on the date on which this Contract and the Articles of Association are approved by the Examination and Approval Authority as evidenced by the issuance of the Certificate of Approval (referred to as the "EFFECTIVE DATE"). In case of conflict between the provisions of this Contract and the provisions of the Articles of Association or any Supplementary Contracts, the terms of this Contract shall prevail.

21.2 Delivery. Party A shall promptly deliver to Party B and Party C copies of all approval certificates and registration documents issued by, and written confirmation of all communications with, the relevant Examination and Approval Authority and Registration Authority and all other relevant government authorities, in respect of this Contract, the Articles of Association, the Asset Purchase Agreement and the other Supplemental Contracts, and the operation of the Joint Venture.

                      CHAPTER 22 MISCELLANEOUS PROVISIONS

22.1 Language. This Contract is written and executed in a Chinese version and in an English version. Both language versions of this Contract are of equal validity and effect. In case of any discrepancy between the Chinese version and the English version, the Chinese version approved by the Examination and Approval Authority shall prevail.

22.2 Waiver and Preservation of Remedies. No delay on the part of any Party in exercising any right, power or privilege under this Contract shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have.

22.3 Notices. All notices or other communications under this Contract shall be in writing and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Parties set forth below or to such other addresses or facsimile numbers as may be hereafter designated in writing on seven (7) days' notice by the relevant Party. All such notices and communications shall be effective: (i) when delivered personally; (ii) when sent by telex, telefacsimile or other electronic means with sending machine confirmation; (iii) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) four (4) days after deposit with a commercial overnight courier, with evidence of delivery provided by the courier.

      Party A    Address:   No. 98, Nanshan Road North, Rongcheng
                            City, Shandong Province, PRC
                 Tel:       ( 86-631) 7523-205
                 Fax:       (86-631) 7523-888

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

                 Attn:      Zhang Jun-quan

      Party B    Address:   Whitepark House, White Park Road, Bridgetown,
                            Barbados
                 Tel:       (1-246) 4310-070
                 Fax:       (1-246) 4310-076
                 Attn:      Keisha N. Hgde

      Party C    Address:   P.O. Box 957, Offshore Incorporations Center,
                            Road Town, Tortola, British Virgin Islands
                 Tel:       (852) 2526-8111
                 Fax:       (852) 2526-5322
                 Attn:      Iris Yeung

22.4 Severability. If any provision of this Contract should be or become fully or partially invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Contract shall not in any way be affected or impaired thereby.

22.5 Entire Agreement. This Contract, together with its Appendices which are hereby incorporated by reference as an inseparable and integral part of this Contract, constitutes the entire agreement among the Parties with reference to the subject matter hereof, and supersede any agreements, contracts, representations and understandings, oral or written, made prior to the signing of this Contract.

22.6 Modification and Amendment. No amendment or modification of this Contract, whether by way of addition, deletion or other change of any of its terms, shall be valid or effective unless a variation is agreed to in writing and signed by authorized representatives of each of the Parties and approved by the Examination and Approval Authority.

22.7 Successors. The Parties agree and procure that this Contract shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and permissible assignees.

22.8 Originals. This Contract is executed in nine (9) original counterparts, each of which shall have equal effect in law.

22.9 Costs and Expenses. Except as otherwise provided herein, each Party shall be responsible for the costs and expenses it incurred in connection with the negotiation and execution of this Contract, the Articles of Association, and the Supplementary Contracts.

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

IN WITNESS WHEREOF, each of the Parties has executed this Contract or has caused this Contract to be executed by its duly authorized officer or officers as of the date first above written.

                                 PARTY A: SHANDONG CHENGSHAN TIRE COMPANY
                                 LIMITED BY SHARES

                                 By:
                                     -----------------------------------------
                                 Name:        Che Hong-Zhi
                                 Title:       Chairman of Board
                                 Nationality: Chinese

                                 PARTY B: COOPER TIRE INVESTMENT HOLDING
                                 (BARBADOS) CO., LTD.

                                 By:
                                     -----------------------------------------
                                 Name:        Harold C. Miller
                                 Title:       Authorized representative
                                 Nationality: U.S.A.

                                 PARTY C: JOY THRIVE INVESTMENTS LIMITED

                                 By:
                                     -----------------------------------------
                                 Name:        Stacey Wong
                                 Title:       Authorized representative
                                 Nationality: Hong Kong, China

                             JOINT VENTURE CONTRACT

                                   APPENDIX 1

                         DEFINITIONS AND INTERPRETATION

1.1 "AFFILIATE" means, with respect to any Person, any other Person controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of shares, registered capital or voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

1.2   "ASSET PURCHASE AGREEMENT" shall have the meaning ascribed to such term in
      Article 5.10.

1.3 "ARTICLES OF ASSOCIATION" means the articles of association of the Joint Venture executed by the Parties simultaneously with this Contract, as such articles of association may be amended from time to time by the Parties.

1.4 "AUDITOR" means an accounting firm registered in the PRC, engaged at the Joint Venture's own expense upon resolution of the Board, which shall be the auditor of the Joint Venture and which firm shall be independent of the Parties and independent of the Joint Venture.

1.5 "BIG FOUR" means four internationally reputable accounting firms, such as, Price Water Coopers, Deloitte, Ernst & Young, and KPMG.

1.6 "BOARD OF DIRECTORS" or "BOARD" means the board of directors of the Joint Venture established in accordance with this Contract.

1.7 "BOOK VALUE" means the historic accounting value of the equity of the Joint Venture based on Chinese generally accepted accounting principles
      (GAAP).

1.8   "BREACHING PARTY" shall have the meaning ascribed to such term in Article
      5.8 hereof.

1.9 "BUSINESS LICENSE" means the business license of the Joint Venture as issued, amended and replaced, as the case may be, from time to time by the Registration Authority.

1.10 "CAPITAL CONTRIBUTION SCHEDULE" means a schedule set forth in Appendix 2 to this Contract, which schedule specifies the time and amount of contribution by the Parties to the Registered Capital of the Joint Venture.

1.11 "CHENGSHAN GROUP" means Chengshan Group Company LTD., a limited liability company duly organized and existing under the laws of the PRC in Rongcheng City, Shandong Province, which owns 73.76% equity interests of Party A.

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

1.12 "CERTIFICATE OF APPROVAL" means the certificate of approval issued by the Examination and Approval Authority approving this Contract and the Articles of Association.

1.13 "CONFIDENTIAL INFORMATION" means the terms of this Contract and all technical, financial, business, commercial, operational and strategic information and data, know-how, trade secrets and any analysis, amalgamation, market studies or compilation, whether written or unwritten and in any format or media, concerning, directly or indirectly, the business of the Joint Venture or a Party, which has been prior to the Establishment Date, or which may be during the Joint Venture Term, delivered or furnished by a Party, the Joint Venture, or any of their respective Representatives, to another Party, the Joint Venture, or any of their respective Representatives, but shall not include any information that: (a) at the time of disclosure is (or thereafter becomes) generally available to the public through no act of any Person in violation of a confidentiality obligation or applicable law; or (b) the receiving Party has obtained lawfully from an independent source not subject to a confidentiality obligation; or (c) the receiving Party can prove was known to it or to its Representatives prior to the receipt of such information from the disclosing Party; or (d) is independently developed by the receiving Party without any access to or knowledge of such information.

1.14 "COOPER" means Cooper Tire & Rubber Company or its relevant Affiliate, which may license or cause to be licensed to the Joint Venture, the technology in respect of the Products and Processes after duly establishment of the Joint Venture.

1.15  "DAY" refers to a calendar day.

1.16 "DEFAULT CAPITAL CONTRIBUTION" shall have the meaning ascribed to such term in Article 5.8(1).

1.17  "DIRECTOR" or "DIRECTOR OF THE JOINT VENTURE" means any member of the
      Board.

1.18  "DISPUTE" shall have the meaning ascribed to such term in Article 19.1.

1.19 "EFFECTIVE DATE" means the date on which this Contract comes into effect in accordance with Article 21.1.

1.20 "EQUITY JOINT VENTURE LAW" means the PRC, Sino-foreign Equity Joint Venture Law (adopted by the National People's Congress on July 1, 1979 and revised on March 15, 2001), as such law may from time to time be amended, or its successor laws.

1.21 "EQUITY JOINT VENTURE REGULATIONS" means the PRC, Sino-foreign Equity Joint Venture Law Implementing Regulations (promulgated by the State Council on September 20, 1983 and revised on July 22, 2001), as such regulations may from time to time be amended, or any successor regulations.

1.22 "ESTABLISHMENT DATE" means the date on which the Joint Venture's first Business License is issued by the Registration Authority.

1.23 "EXAMINATION AND APPROVAL AUTHORITY" means the Ministry of Commerce, or its authorized local division or any successor government institution or agency empowered to approve the Asset Purchase Agreement, this Contract, the Articles of Association, and any amendments, supplements, modifications or termination hereof or thereof.

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

1.24 "FAIR VALUE" means the transfer price of the equity interest of the Joint Venture calculated by an internationally recognized accounting firm jointly appointed by the Parties.

1.25 "FREE CASHFLOW" means the after-tax income less: (i) reserves provided for the reserve, expansion, and bonus and welfare fund, (ii) capital spending,
      (iii) working capital funding, and (iv) debt payment, and increased by:
      (i) depreciation and amortization expenses, and (ii) any other non-cash expenses included in the after-tax income.

1.26 "JOINT VENTURE" means Cooper Chengshan (Shandong) Passenger Tire Company Ltd., the Sino-foreign equity joint venture limited liability company established and operated by the Parties pursuant to this Contract.

1.27  "JOINT VENTURE TERM" shall have the meaning ascribed to such term in
      Article 16.1 hereof.

1.28 "NET PASSENGER TIRE AND MIXING ASSETS" means the price agreed by the Parties to pay for the passenger tire and mixing assets, net of allocated debts and liabilities, of Party A.

1.29  "NON-BREACHING PARTY" shall have the meaning ascribed to such term in
      Article 5.8(1) hereof.

1.30 "NON-DISCLOSURE AND NON-COMPETE CONTRACT" means the contract between the Joint Venture and each of its key employees (including, without limitation, the General Manager, all other management personnel, and all technical personnel), whereby such key employees undertake to keep confidential the confidential information of the Joint Venture and to refrain from engaging in any business or activities that directly or indirectly compete with any business of the Joint Venture.

1.31 "NOTIFYING PARTY" shall have the meaning ascribed to such term in Article 16.2(3).

1.32 "PERCENTAGE INTEREST" means, with respect to each Party, such Party's percentage interest in the equity of the Joint Venture, as set forth in
      Article 5.2.

1.33 "PERSON" means any individual, company, legal person enterprise, non-legal person enterprise, joint venture, partnership, wholly owned entity, unit, trust or other entity or organization, including, without limitation, any government or political subdivision or any agency or instrumentality of a government or political subdivision and other body corporate or unincorporated; Person also includes a reference to that Person's legal representatives, assignees, successors or heirs.

1.34  "PRC" or "CHINA" means the People's Republic of China.

1.35 "PROCESSES" means the technical and working processes in respect of producing and/or processing the Products.

1.36 "PRODUCTS" means half-steel radial passenger tires and half-steel radial light truck tires.

1.37 "PROTECTED PARTY" shall have the meaning ascribed to such term in Article 15.1(1) hereof.

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1.38  "REGISTERED CAPITAL" means the total amount of equity of the Joint Venture pursuant to Chapter 5 as such equity amount may be adjusted according to the relevant provisions of this Contract and relevant PRC law.

1.39 "REGISTRATION AUTHORITY" means the State Administration of Industry and Commerce, or its local division or any successor government institution or agency empowered to issue a Business License to the Joint Venture.

1.40  "RENMINBI" or "RMB" means the lawful currency of the PRC.

1.41 "REPRESENTATIVES" shall have the meaning ascribed to such term in Article 15.1(1) hereof.

1.42 "SUPPLEMENTARY CONTRACTS" shall mean the following: Asset Purchase Agreement; Technical Assistance and Technology License Agreement; Real Estate Lease Agreement.

1.43  "TERMINATION NOTICE" shall have the meaning ascribed to such term in
      Article 16.2(3).

1.44 "TOTAL INVESTMENT" means the total amount of funds required to establish and operate the Joint Venture in accordance with its business scope set forth herein, as provided in Article 5.1 and as may be adjusted according to the relevant provisions of this Contract and relevant PRC law.

1.45 "UNITED STATES DOLLARS" or "US$" means the lawful currency of the United States of America.

1.46 "AND/OR" means that both cases apply, or either the first or the second case applies.

1.47 Words used in any gender in this Contract shall include references to all other genders; and words used in the singular in this Contract shall include references to the plural, and vice versa.

1.48 Descriptive headings in this Contract are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Contract or any of the Appendices.

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                             JOINT VENTURE CONTRACT

                                   APPENDIX 2

                          CAPITAL CONTRIBUTION SCHEDULE

1.    The Total Investment of the Joint Venture shall be US$99,000,000.

2.    The Registered Capital of the Joint Venture shall be US$33,000,000.

3.    Immediately upon the satisfaction of the conditions specified in Article
      5.4 herein:

      (a) Party A will contribute land use rights and buildings valued at 35% of the Registered Capital of the Joint Venture, payable to the Joint Venture in exchange for a 35% ownership interest in the Joint Venture.

      (b) Party B will sign a promissory note for an amount equal to 51% of the Registered Capital of the Joint Venture, payable to the Joint Venture, in exchange for a 51% ownership interest in the Joint Venture.

      (c) Party C will sign a promissory note for an amount equal to 14% of the Registered Capital of the Joint Venture, payable to the Joint Venture, in exchange for a 14% ownership interest in the Joint Venture.

4. As specified in Article 5.10 hereof, on the date of this Contract Party A and the Joint Venture shall enter into the Asset Purchase Agreement transferring certain identified assets to the Joint Venture from Party A for the consideration as detailed in Article 3 of the Asset Purchase Agreement..

5. Within ten (10) working days upon satisfaction of the conditions specified in Article 5.4 hereof, Party B will contribute US$16,830,000 to the Joint Venture satisfying the promissory note issued in step 3.(b) above.

6. Within ten (10) working days upon satisfaction of the conditions specified in Article 5.4 hereof, Party C will contribute US$4,620,000 to the Joint Venture satisfying the promissory note issued in step 3.(c) above.

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                             JOINT VENTURE CONTRACT

                                   APPENDIX 3

          ASSET PURCHASE AGREEMENT (FOR THE ASSETS TO BE PURCHASED BY
                        THE JOINT VENTURE FROM PARTY A)

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                             JOINT VENTURE CONTRACT

                                   APPENDIX 4

                       AGREEMENT ON LABOR/PERSONNEL ISSUES

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                             JOINT VENTURE CONTRACT

                                   APPENDIX 5

     OFFICE, SINGLE-WORKER DORMITORY AND EMPLOYEE CAFETERIA LEASE AGREEMENT
         (TO BE ENTERED INTO BETWEEN CHENGSHAN GROUP AND JOINT VENTURE)

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